Exhibit 21.1
LIST OF SUBSIDIARIES
     Set forth below is a list of all subsidiaries of the Company as October 5, 2011 the assets and operations of which are included in the Consolidated Financial Statements of Nortek, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

NAME OF SUBSIDIARY	Jurisdiction
Barcom Asia Holdings, LLC	Kentucky
Barcom China Holdings, LLC	Kentucky
Best S.p.A.	Italy
Best Deutschland GmbH	Germany
Best France S.A.	France
Best Poland S.p.zo.o.	Poland
Broan Building Products-Mexico, S. de R.L. de C.V.	Mexico
Broan-NuTone Canada, Inc.	Ontario, Canada
Venmar Ventilation Inc.	Quebec, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc,	Saskatchewan, Canada
Ergotron, Inc.	Minnesota
Dongguan Ergotron Precision Technology Co. Ltd.	China
Ergotron Nederland B.V.	The Netherlands
NuTone LLC	Delaware
Broan-NuTone LLC	Delaware
Broan Building Products (Huizhou) Co., Ltd.	China
Broan-NuTone (HK) Limited	Hong Kong
Broan-NuTone Storage Solutions LP	Delaware
Pacific Zephyr Range Hood, inc.	California
Zephyr Ventilation, LLC	California
Eaton-Williams Group Limited	United Kingdom
Linear LLC	California
Gates That Open, LLC	Florida
Gefen, LLC	California
Lite Touch, Inc.	Utah
Magenta Research, Ltd.	Connecticut
OmniMount Systems, Inc.	Arizona
Operator Specialty Company, Inc.	Michigan
Panamax LLC	California
Secure Wireless, Inc.	California
SpeakerCraft, LLC	Delaware
The AVC Group, LLC	Delaware
Linear H.K. Manufacturing Ltd.	Hong Kong